EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

The firm of Stan J.H. Lee, CPA consents to the inclusion of our report of August 21, 2012 on the audited financial statements of Three Shades For Everybody, Inc. as of June 30, 2012 and 2011, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

_____________________________

Stan J.H. Lee, CPA

Fort Lee, NJ, 07024

August 21, 2012